Exhibit 3.4

State of Delaware

Certificate of Amendment

1.	Name of Limited Liability Company: Verizon Wireless Capital LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: the address of its Registered Office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of October, 2008.

By:	/s/ Jennifer Shanders
Name:	Jennifer Shanders
Print or Type
Title:	Authorized Person